UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2025

Stabilis Solutions, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-40364	59-3410234
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11750 Katy Freeway Suite 900 Houston, Texas	77079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-456-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.001 par value	SLNG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2025, Stabilis GDS, Inc. (“Stabilis GDS”), a wholly-owned subsidiary of Stabilis Solutions, Inc. (“Stabilis” and collectively with Stabilis GDS, the “Company”), entered into a time charter agreement (the “Agreement”) with Seaspan Energy Ltd. (the “Owners”) for the time charter of a liquified natural gas bunkering vessel (the “Garibaldi”). The Company intends to use the Garibaldi for marine bunkering of LNG. Pursuant to the Agreement, Stabilis GDS will pay the Owners $32,400 per day for 730 days (two years) for the time charter of the Garibaldi. Delivery date of the Garibaldi to the Company and the time charter commencement date are expected to be on or about March 1, 2026.

Under the Agreement, the Company will also pay the Owners a positioning fee to move the Garibaldi from western Canada to Galveston, Texas. The positioning fee is estimated to be approximately $1.0 million.

The Agreement provides an option for Stabilis GDS to extend the term of the time charter for an additional 365 days (one year) and an option for Stabilis GDS to purchase the Garibaldi for $60 million during the term of the time charter.

Stabilis has guaranteed the obligations of Stabilis GDS under the Agreement.

Item 9.01 Financial Statements and Exhibits

Exhibits:

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STABILIS SOLUTIONS, INC.
By: /s/Andrew L. Puhala
Andrew L. Puhala
Chief Financial Officer

Date: December 17, 2025